Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Civeo Corporation for the registration of common shares, preferred shares, debt securities and warrants and to the incorporation by reference therein of our reports dated February 26, 2016, with respect to the consolidated financial statements of Civeo Corporation and the effectiveness of internal control over financial reporting of Civeo Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 29, 2016